Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL YEAR 2012

ISSAQUAH, Wash., May 24, 2012 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2012, both ended May 6, 2012.

Net sales for the quarter increased eight percent, to $21.85 billion, from $20.19 billion last year. Net sales for the first thirty-six weeks increased ten percent, to $65.54 billion, from $59.46 billion last year.

Comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	5%	7%
International	5%	8%
Total	5%	8%

Inflation in gasoline prices had a positive impact on comparable sales, particularly for the thirty-six-week period; foreign currencies had a negative impact for both periods. Excluding these effects, comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	4%	6%
International	8%	9%
Total	5%	7%

Net income for the quarter was $386 million, or $.88 per diluted share, compared to $324 million, or $.73 per diluted share, last year. Net income for the first thirty-six weeks was $1.100 billion, or $2.50 per diluted share, compared to $984 million, or $2.22 per diluted share, last year. The quarter this year included a $6.5 million pre-tax LIFO charge ($.01 per diluted share) compared to a $49 million pre-tax LIFO charge ($.07 per diluted share) last year.

Costco currently operates 602 warehouses, including 435 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, eight in Taiwan, seven in Korea and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to an additional six new warehouses prior to the end of its fiscal year on September 2, 2012.

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A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 24, 2012, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, and consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of suppliers, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 6, 2012	May 8, 2011	May 6, 2012	May 8, 2011
REVENUE
Net sales	$21,849	$20,188	$65,538	$59,460
Membership fees	475	435	1,381	1,277

Total revenue	22,324	20,623	66,919	60,737
OPERATING EXPENSES
Merchandise costs	19,543	18,067	58,613	53,059
Selling, general and administrative	2,151	1,991	6,472	5,970
Preopening expenses	6	8	22	24
Provision for impaired assets, closing costs and other, net	1	1	2	7

Operating income	623	556	1,810	1,677
OTHER INCOME (EXPENSE)
Interest expense	(19)	(27)	(73)	(80)
Interest income and other, net	18	5	65	14

INCOME BEFORE INCOME TAXES	622	534	1,802	1,611
Provision for income taxes	217	193	657	569

Net income including noncontrolling interests	405	341	1,145	1,042
Net income attributable to noncontrolling interests	(19)	(17)	(45)	(58)

NET INCOME ATTRIBUTABLE TO COSTCO	$386	$324	$1,100	$984

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.89	$0.74	$2.53	$2.26

Diluted	$0.88	$0.73	$2.50	$2.22

Shares used in calculation (000’s)
Basic	433,791	436,977	434,180	435,913
Diluted	439,166	443,570	439,748	442,727

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 6, 2012	August 28, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,791	$4,009
Short-term investments	1,185	1,604
Receivables, net	1,018	965
Merchandise inventories	7,044	6,638
Deferred income taxes and other current assets	553	490

Total current assets	14,591	13,706

PROPERTY AND EQUIPMENT
Land	3,950	3,819
Buildings and improvements	10,639	10,278
Equipment and fixtures	4,206	4,002
Construction in progress	244	269

	19,039	18,368
Less accumulated depreciation and amortization	(6,443)	(5,936)

Net property and equipment	12,596	12,432

OTHER ASSETS	649	623

TOTAL ASSETS	$27,836	$26,761

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$7,302	$6,544
Current portion of long-term debt	0	900
Accrued salaries and benefits	1,765	1,758
Accrued sales and other taxes	378	335
Other current liabilities	1,799	1,540
Deferred membership fees	1,122	973

Total current liabilities	12,366	12,050
LONG-TERM DEBT, excluding current portion	1,373	1,253
DEFERRED INCOME TAXES AND OTHER LIABILITIES	914	885

Total liabilities	14,653	14,188

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 433,243,000 and 434,266,000 shares issued and outstanding	2	2
Additional paid-in capital	4,653	4,516
Accumulated other comprehensive income	319	373
Retained earnings	7,611	7,111

Total Costco stockholders’ equity	12,585	12,002
Noncontrolling interests	598	571

Total equity	13,183	12,573

TOTAL LIABILITIES AND EQUITY	$27,836	$26,761